As filed with the Securities and Exchange Commission on
  February 19, 1997                                     Registration No. 1-10359



                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[x]  Preliminary Proxy Statement
[  ] Confidential, for Use of Commission Only
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials



                           CRI Liquidating REIT, Inc.


Payment of Filing Fee:

[  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[  ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
     6(i)(3).

[x]  Fee computed on the table below per Exchange Act Rules 14a(6)-(i)(4) and 0-
     11.
     1) Title of Each Class of securities to which transaction applies:
          Common Stock
     2) Aggregate Number of Securities to which transaction applies:
30,422,711
     3) Per Unit price or other underlying value of transaction computed pursuant to
        Exchange Act Rule 0-11:    $3,900,000 (aggregate estimated liquidation
proceeds)
     4) Proposed maximum aggregate value of transaction:    $3,900,000

     5) Total fee paid:       $780.00

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement Number:
     3) Filing Party:
     4) Date Filed:


                          CRI  LIQUIDATING  REIT,  INC.
                              11200 Rockville Pike
                           Rockville, Maryland  20852



                                                                  March 13, 1997






Dear Shareholder:

     You are cordially invited to attend a Special Meeting of shareholders of CRI Liquidating REIT, Inc. to be held on April 23, 1997. The formal Notice of the meeting and a Proxy Statement describing the purposes of the Special Meeting are enclosed. Please give them your prompt and careful attention.

     Please read the Proxy Statement and complete, sign and return your proxy in the enclosed envelope promptly. No postage is necessary if mailed in the United States. Your vote is important regardless of the number of shares you own.

     If you have any questions about the enclosed proxy materials, please call MacKenzie Partners Inc., the Corporation s agent, at (800) 322-2885.

     Thank you for your cooperation and prompt reply.

                              Sincerely,



                              WILLIAM B. DOCKSER
                              Chairman of the Board


Enclosures

                          CRI  LIQUIDATING  REIT,  INC.

                                 _______________

                                    NOTICE OF
                         SPECIAL MEETING OF SHAREHOLDERS

                                 _______________


To the Shareholders of CRI Liquidating REIT, Inc.:

     A Special Meeting of Shareholders of CRI Liquidating REIT, Inc. (the Corporation ) will be held on Wednesday, April 23, 1997 at 11:00 a.m., Eastern
Time, at the offices of the Corporation, 11200 Rockville Pike, Rockville, Maryland, for the following purposes:

     1. To act upon a proposed Plan of Complete Liquidation and Dissolution of the Corporation.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 10, 1997 as the record date for shares entitled to vote at the meeting.

     You are requested, if you cannot be present at the meeting, to complete, sign and return the proxy in the enclosed business reply envelope promptly.

                              By Order of the Board of Directors,


                              H. William Willoughby
                              Secretary


March 13, 1997

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.


                          CRI  LIQUIDATING  REIT,  INC.
                              11200 Rockville Pike
                           Rockville, Maryland  20852
                                 (800) CMM-0535

                                 _______________

                                 PROXY STATEMENT
                                 _______________

     This proxy statement and the enclosed form of proxy are being mailed on or about March 13, 1997, to shareholders of the Corporation in connection with the solicitation by the Board of Directors (the Board ) of proxies for use at a Special Meeting of Shareholders to be held on April 23, 1997, and at any adjournments thereof (the Meeting ), for the purpose of considering and voting on the proposed Plan of Complete Liquidation and Dissolution of the Corporation (the Plan of Liquidation or the Plan ).

     Only shareholders of record on March 10, 1997 are entitled to vote at the Meeting. On that date there were outstanding 30,422,711 shares of the Corporation s common stock, $.01 par value per share (the Common Shares ), and the holders of record thereof on that date will be entitled to one vote for each share held by them. The adoption of the Plan of Liquidation requires the affirmative vote of both (a) the shareholders holding a majority of the outstanding Common Shares and (b) the shareholders holding a majority of the outstanding Common Shares excluding votes cast by CRIIMI MAE Inc. ( CRIIMI MAE ) or its affiliates. As of such date, CRIIMI MAE owned 17,199,307 Common Shares, representing approximately 56.5% of the outstanding Common Shares. Of the Common Shares held by CRIIMI MAE, 2,447,500 Common Shares, representing 8.0% of the outstanding Common Shares (the Pledged Shares ), have been pledged by CRIIMI MAE to Signet Bank to secure certain indebtedness of CRIIMI MAE.
However, Signet Bank has acknowledged that it does not have the right to vote the Pledged Shares for or against the Plan at the Meeting, and that CRIIMI MAE may vote the Pledged Shares in favor of the Plan at the Meeting. For the purposes of the foregoing vote, the Pledged Shares are deemed to be held by CRIIMI MAE. See Beneficial Ownership of Common Shares , below.

     If a proxy is properly executed and returned, the Common Shares which it represents will be voted at the Meeting in accordance with the instructions noted thereon. If no direction is indicated, such Common Shares will be voted:
(1) FOR the Plan of Liquidation; and (2) for or against such other matters as may properly come before the Meeting in the discretion of the proxy holders.
The Corporation s management knows of no matter to be brought before the Meeting which is not referred to in the Notice of Meeting and this Proxy Statement. If, however, any other matter comes before the Meeting, the proxy will be voted in accordance with the judgment of the person or persons voting such proxy, unless the proxy contains instructions to the contrary. Any shareholder executing a proxy has the power to revoke it at any time before it is voted by submitting a duly executed proxy bearing a later date, by submitting to the Corporation s Secretary a duly executed instrument of revocation or by attending the Meeting and voting in person or orally withdrawing the proxy.

     Abstentions will be considered Common Shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Common Shares to vote on a particular matter, such Common Shares will not be considered as present and entitled to vote with respect to that matter.


                          PROPOSED PLAN OF LIQUIDATION

General

     The Board, by unanimous written consent dated as of February 14, 1997, has approved the Plan of Liquidation in the form attached to this Proxy Statement as Annex A. The affirmative vote of both (a) the shareholders holding a majority of the outstanding Common Shares and (b) the shareholders holding a majority of the outstanding Common Shares excluding votes cast by CRIIMI MAE or its affiliates are required for adoption of the Plan. The Board believes that adoption of the Plan is in the best interests of the shareholders and recommends that the shareholders vote FOR adoption of the Plan.

     CRIIMI MAE and its affiliates, which as of January 31, 1997, collectively held approximately 56.5% of the outstanding Common Shares, have indicated their intent to vote for the Plan. However, Signet Bank has acknowledged that it does not have the right to vote the Pledged Shares for or against the Plan at the Meeting, and that CRIIMI MAE may vote the Pledged Shares in favor of the Plan at the Meeting. For the purposes of the foregoing vote, the Pledged Shares are deemed to be held by CRIIMI MAE. The Corporation therefore anticipates that the Plan will receive the necessary affirmative vote of the shareholders holding a majority of the outstanding Common Shares (part (a) of the voting requirement set forth in the preceding paragraph). See Beneficial Ownership of Common Shares , below.

Reasons for the Plan

     Article Ninth of the Corporation s Articles of Incorporation states that the Corporation is to dissolve no later than December 31, 1997, and that, subject to certain supermajority voting requirements related to transactions with affiliates (which requirements are not applicable to the Plan), the Corporation may be dissolved at any time upon the affirmative vote of both (a) the shareholders holding a majority of the outstanding Common Shares and (b) the shareholders holding a majority of the outstanding Common Shares excluding votes cast by CRIIMI MAE or its affiliates. Since the Corporation s inception in 1989, it has been the Corporation s stated business plan to dispose of its remaining investments by the end of 1997 through an orderly liquidation. Under the Corporation s existing investment policies, net proceeds from the dispositions of mortgage investments are not reinvested by the Corporation in other mortgage investments, but instead are distributed to the Corporation s shareholders.

     As of December 31, 1996, the Corporation s portfolio (the Portfolio ) consisted of (A) 11 federally insured mortgage loans (the Mortgage Loans ) with an aggregate fair market value of $54.4 million, (B) three investments in limited partnerships ( Participations ) with no book value for financial statement purposes and a tax basis value of approximately $2.36 million, $1.18 million, and $135,000, and (C) cash and other net assets with an aggregate book value of approximately $4 million. On January 17, 1997, the Corporation sold all the Mortgage Loans remaining in the Portfolio for proceeds of $54.7 million. As of January 31, 1997, the Portfolio consisted solely of: (A) cash in the amount of $54.7 million, representing the proceeds of the sale of the Mortgage Loans, (B) three Participations, with aggregate estimated liquidation values of $3.2 million, as discussed below (as compared to aggregate tax basis values of $3.7 million and no book value for financial statement purposes), (C) a $1.2 million Incentive Fee payable to the Adviser related to the aforementioned sale, and (D) cash and other net assets with a book value of approximately $4.5 million. It is anticipated that the net cash proceeds from the disposition of the Mortgage Loans, along with other available cash, will be distributed to the shareholders as a quarterly dividend on March 31, 1997, subject to declaration by the Board. Once the dividend distribution is made, the Portfolio will consist solely of the Participations, cash and other net assets.

     Due to the reduced size and profitability of the Portfolio, the stated provision of the Corporation s Articles of Incorporation which provides for dissolution of the Corporation by December 31, 1997, and the Corporation s existing business plan which has contemplated that the Corporation would dispose of its remaining assets by the end of 1997 through an orderly liquidation, the Board authorized the Corporation s adviser, CRI Insured Mortgage Associates Adviser Limited Partnership (the Adviser ), to explore the Corporation s alternatives to continued operations. The Adviser reviewed a number of factors, including the Corporation s historical financial results, the size and nature of the Portfolio, current and future anticipated operating expenses and the market price for, and liquidity of, the Common Shares, and presented its findings to the Board. The Board evaluated the information provided by the Adviser and considered alternative courses of action, including liquidating the Corporation and continuing the Corporation s operations in accordance with current policies. In considering these alternatives, the Board found the following factors to be particularly significant.

     Participations. The following are summary descriptions of the Participations.

          Laurel Investors Limited Partnership. The Corporation is the beneficial owner of a fifty percent (50%) limited partnership interest (the
      Laurel Participation ) in Laurel Investors Limited Partnership, a Delaware limited partnership ( Laurel L.P. ). Laurel L.P. is the owner of a 420-unit multifamily rental apartment complex located in Laurel, Maryland. The general partner of Laurel L.P. (the Optionee ) holds options to purchase all of the Laurel Participation from the Corporation at an estimated price of $2.4 million, and, although there can be no assurance, the Corporation believes that it will be able to sell the Laurel Participation to the Optionee at the option price. The Adviser has informed the Corporation that it estimates the liquidation value of the Laurel Participation at approximately $2 million.

          Santa Clara Village Green Associates Limited Partnership. The Corporation is also the beneficial owner of a fifty percent (50%) limited partnership interest (the Village Green Participation ) in Santa Clara Village Green Associates Limited Partnership, a Delaware limited partnership ( Village Green L.P. ). Village Green L.P. was the owner of a 96-unit multifamily rental apartment complex located in Santa Clara, California (the Village Green Property ). Village Green L.P. sold all of its interest in the Village Green Property in January 1997, but the general partners have not yet distributed the full proceeds of the sale to the limited partners. The Corporation has received approximately $1.13 million from the Village Green L.P. representing disbursement of undisputed net proceeds from the disposition of the Village Green Property. The Corporation filed a complaint in the Delaware Court of Chancery in February 1997 seeking to recover, among other things, additional net proceeds in the amount of approximately $450,000, to which the Corporation believes it is entitled under the terms of the Village Green L.P. partnership agreement.

          White Oak Enterprises Limited Partnership. The Corporation is also the beneficial owner of a fifty percent (50%) limited partnership interest (the White Oak Participation ) in White Oak Enterprises Limited Partnership, a Maryland limited partnership ( White Oak L.P. ). White Oak L.P. is the owner of a 111-unit multifamily rental apartment complex located in Silver Spring, Maryland. The Adviser has informed the Corporation that the White Oak Participation has a liquidation value of $0.

     Market Value Versus Net Asset Value of Common Shares. On January 31, 1997, the closing price for the Common Shares on the New York Stock Exchange ( NYSE ) was $1.75 per share. Management estimates that as of January 31, 1997, upon consideration of its future obligations and income sources, the Corporation s net asset value was approximately $61.2 million, or approximately $2.01 per share, which is approximately 15% greater than the closing price of the shares
on the NYSE on that date.   The forgoing value estimates include liquidation
costs, and additional expenses the Corporation will pay in connection with the adoption and implementation of the Plan of Liquidation, totaling approximately $550,000, or approximately $0.02 per share. See -- Transaction Costs , below. Although there is no ready market for the Participations, the Adviser has estimated their value at their undisputed January 31, 1997 liquidation values. See -- Participations , above. All other assets (except the deferred asset costs which have been adjusted to zero) and liabilities are based on their book values as of January 31, 1997.

     Notwithstanding the foregoing estimate, the Corporation cannot predict the amount which ultimately will be distributed to the Corporation s shareholders if the Plan is adopted, and there can be no assurance that the liquidating distribution to shareholders will equal the amount estimated above. The amount actually distributed will depend, among other things, upon market conditions and the supply and demand for investments such as the Participations, at the time the Corporation s Participations are liquidated. See -- Description of the Plan--Disposition of Assets.

     Expenses of Operation. Several of the Corporation s expenses are relatively fixed and are not directly related to total assets and therefore have not declined at the same rate as the Corporation s Portfolio. Accordingly, the Corporation has become less profitable. During the first quarter of 1997, the disposition of the Corporation s remaining Mortgage Loans further reduced profitability. Accordingly, operating expenses during 1997 are expected to exceed 1996 operating expenses as a percentage of average invested assets and net tax basis income.

     Transaction Costs. Adoption of the Plan of Liquidation will enable shareholders to avoid the transaction costs associated with the sale of the Common Shares, though this benefit will be offset in part by certain liquidation costs and additional expenses the Corporation will pay in connection with the adoption and implementation of the Plan of Liquidation. Such expenses are estimated at approximately $0.02 per share. See -- Market Value Versus Net Asset Value of Common Shares, above. In evaluating the Plan of Liquidation, shareholders should compare such expenses with brokerage costs and any other costs they would incur in connection with the sale of their Common Shares.

     In evaluating the available alternatives, the Board noted that the Plan of Liquidation provides shareholders the greatest opportunity to maximize the value of the Participations and that none of the other alternatives adequately addressed the expenses of continued operation in relation to the size of the remaining Portfolio. Based upon all of the foregoing factors and information, the Board concluded that adoption of the Plan of Liquidation was in the best interest of the shareholders and the Corporation and recommended the approval of the Plan by the shareholders.

Description of the Plan

     If the Plan of Liquidation is approved by the Corporation s shareholders, the Corporation will, pursuant to the Plan of Liquidation, dissolve the Corporation and proceed to dispose of the Corporation s assets after providing for the liabilities of the Corporation. The following describes generally certain material provisions of the Plan and is qualified in its entirety by reference to such Plan, a copy of which is attached to this Proxy Statement as Annex A.

     Dissolution. The Plan of Liquidation provides for the filing of documents with the Maryland State Department of Assessments and Taxation and elsewhere as required to terminate the existence of the Corporation immediately after the Board has determined that all requirements have been met under Maryland law. It is anticipated that the Corporation will file its Articles of Dissolution promptly following the Meeting. After the Articles of Dissolution have been accepted by the State Department of Assessments and Taxation, the Corporation will be deemed dissolved but will continue to exist under Maryland law for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business affairs. The directors of the Corporation will be deemed trustees of the Corporation s assets for the purpose of liquidation.

     There is no time period required by the Plan or law within which the Corporation must wind up its affairs and complete its liquidation. However, the Corporation believes this process will be substantially complete by December 31, 1997.

     If the Plan is approved by the shareholders, the stock transfer books of the Corporation will be permanently closed upon acceptance of the Articles of Dissolution by the Maryland State Department of Assessments and Taxation. Shareholders of record of the Common Shares on such date will be entitled to a pro rata share of the aggregate beneficial interests in the net proceeds of the liquidation, and will be required to surrender their stock certificates in order to be entitled to receive liquidating distributions from the Corporation.

     If the shareholders approve the Plan, the Corporation intends to request the Securities and Exchange Commission ( SEC ) for relief from certain of the Corporation s periodic reporting obligations under the Securities Exchange Act of 1934, as amended (the Exchange Act ). Regardless of whether this relief is granted, the Corporation anticipates that it will continue to be obligated to file reports with the SEC under the Exchange Act until the Corporation s liquidation is completed. Following the liquidation, the shareholders of the Corporation would no longer have any economic or legal interest in the Corporation as an ongoing entity. See Effect Upon Trading and Registration , below.

     Disposition of Assets. The Plan authorizes the Corporation to begin concluding the affairs of the Corporation on the date the Plan has been approved by the shareholders (the Effective Date ). The sale of the Corporation s assets by the Corporation may be to one or more persons, at public or private sales. Although the Board currently anticipates that the Corporation s assets will be sold to more than one person in more than one transaction, the Board may receive proposals from persons interested in purchasing all of the Corporation s assets. The Plan authorizes the Board, and the Board currently intends, to evaluate such proposals and any similar proposals. The Plan prohibits the sale or other disposition of the Corporation s assets to CRIIMI MAE, any of CRIIMI MAE s affiliates, or any other affiliate of the Corporation. Currently, the Board contemplates the Participations will be disposed of by the end of December 1997.

     The prices obtained upon sale of the Corporation s assets will depend upon the market conditions at the time of each sale, which generally will be beyond the Corporation s control. The prices obtained upon sale of the Participations will depend upon factors affecting an equity investment in real estate generally, including general and local economic conditions, the condition of the property, the property s occupancy, results of operations and financial condition, competition, legal matters, including zoning and environmental issues, and the availability of financing.

     Board Authority. After the Effective Date, the Directors then in office will become the trustees of the Corporation s assets for the purposes of collecting and distributing the assets of the Corporation, applying them to the payment, satisfaction and discharge of the existing debts and obligations of the Corporation, including the necessary expenses of liquidation, and the director-trustees may, by majority vote, distribute the remaining assets among the shareholders, carry out the contracts of the Corporation, sell all or any part of the assets of the Corporation at a public or private sale, sue or be sued in their own names as trustees or in the name of the Corporation and do all other acts consistent with law and the Articles of Incorporation necessary and proper to liquidate the Corporation and wind up its affairs.

     Provisions for Liabilities. All liabilities of the Corporation are to be paid, provided for, settled, or otherwise satisfied in the manner determined by the Board. A reserve fund of cash or other assets, if required, will be retained in an amount determined by the Board to be necessary for the payment of estimated liabilities.

     Distributions to Shareholders. Distributions to the Corporation s shareholders will be made at such times and upon such terms as determined by the Board. While no assurances can be given as to the amounts to be distributed or the timing of distributions, the Board intends to dispose of the Corporation s assets as promptly as practicable in a manner which preserves, throughout the liquidation period, the Corporation s status, for Federal income tax purposes, as a real estate investment trust ( REIT ). See -- REIT Status and Certain United States Federal Income Tax Considerations below.

     In addition to the factors discussed above affecting the Corporation s net asset value, the amount actually distributed to shareholders will depend upon the amounts deemed necessary or appropriate by the Board to pay or provide adequately for all of the Corporation s debts and liabilities, fixed or contingent, and for the payment of the expenses of adopting and implementing the Plan. It is anticipated that funds received from sales or other dispositions will be invested in high quality short-term money market instruments pending distribution to shareholders.

     The Board also will have the authority to transfer assets and liabilities of the Corporation to a liquidating trust designated by the Board. It is expected that a liquidating trust would be employed only in the event that the liabilities of the Corporation could not be paid or provided for by means of a reserve fund or if the assets of the Corporation could not be converted into a form appropriate for distribution to the shareholders before December 31, 1998. It is intended that the transfer of assets or liabilities to a liquidating trust, if one were employed, and the distribution to shareholders of the non-transferable beneficial interests therein would constitute a part of the final liquidating distribution by the Corporation to its shareholders of their pro rata interest in the remaining assets of the Corporation.

     REIT Status. The Board currently intends to maintain the Corporation s status as a REIT under the Internal Revenue Code of 1986, as amended (the
 Code ), through the final liquidating distribution. The Plan permits the Board to terminate the Corporation s status as a REIT, which would result in the Corporation being subject to Federal income tax as a regular corporation and reduce the amount of cash available for distribution to the shareholders by the amount of tax paid by the Corporation. The Board would consider terminating such status only if it determined such action to be in the best interest of the Corporation and its shareholders. See Certain United States Federal Income Tax Considerations.

     Indemnification. Article VII, Section 1 of the Corporation s Bylaws currently provides for the Corporation to indemnify, to the extent permitted by Maryland law, persons who have incurred liability by reason of the fact that they are or were directors, officers, employees or certain affiliates of the Corporation. Such rights of indemnification may be satisfied only out of the assets of the Corporation or proceeds of insurance therefor, but not from distributions to the Corporation s shareholders. The Plan of Liquidation provides that such rights of indemnification will survive the termination of the Corporation and may be satisfied only out of the assets of any reserve fund or liquidating trust which has assumed the liability of the Corporation therefor or out of the proceeds of insurance, but not from distributions to the Corporation s shareholders.

     Modification and Abandonment. The Plan of Liquidation may be amended by the Board if it determines that such action would be in the best interests of the Corporation and its shareholders. Any amendment which appears necessary but would materially and adversely affect the interests of the shareholders must be approved by both (a) the shareholders holding a majority of the outstanding Common Shares and (b) the shareholders holding a majority of the outstanding Common Shares excluding votes cast by CRIIMI MAE or its affiliates. While the Board does not anticipate taking such action, Maryland law also authorizes the Board to abandon the Plan at any time, including after a vote of the shareholders approving the Plan, if it determines that abandonment would be in the best interests of the Corporation or its shareholders.


                      BENEFICIAL OWNERSHIP OF COMMON SHARES

     The following table sets forth certain information regarding the beneficial ownership of Common Shares as of January 31, 1997 by each person known by the Corporation to own beneficially more than 5% of the outstanding Common Shares, as well as certain information concerning ownership of Common Shares by directors or officers of the Corporation. Unless otherwise indicated, the voting and investment powers for the Common Shares listed are held solely by the named holder.


                                                  Percent of Outstanding Common
Name, Title                   Common Shares         Shares Beneficially Owned
-----------                   -------------       -----------------------------
CRIIMI MAE Inc.               17,199,307                              56.5%
William B. Dockser,
  Chairman of the Board of
  Directors                            0                                --
H. William Willoughby,
  Director and Chief Executive
  Officer                              0                                --
Garrett G. Carlson, Sr.,
  Director                             0                                --
Larry H. Dale,
  Director                         1,000                            Less than 1%
G. Richard Dunnells,
  Director                           615                            Less than 1%
Robert F. Tardio,
  Director                             0                                --
Cynthia O. Azzara,
  Chief Financial  Officer
  and Senior Vice President           0                                 --
Jay R. Cohen, Executive Vice
  President and Treasurer             0                                 --
Frederick J. Burchill,
  Executive Vice President            0                                 --
All Directors and Executive
  Officers as
  a Group (9 persons)             1,615                             Less than 1%


     To the best of the Corporation s knowledge, as of January 31, 1997, no other person owned more than 5% of the outstanding Common Shares, and no other officer or director of the Corporation owned any Common Shares.

     Based solely on its review of Forms 3 and 4 and amendments thereto furnished to the Corporation, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that all directors, officers and beneficial owners of more than 10% of the Common Shares have filed on a timely basis Forms 3, 4 and 5 as required in the fiscal year ended December 31, 1996.

     In connection with the incurrence by CRIIMI MAE of certain indebtedness, CRIIMI MAE has pledged the Pledged Shares to Signet Bank. Under the agreements relating to the foregoing indebtedness, Signet Bank is entitled to direct the voting of the Pledged Shares on any fundamental change item (which excludes any election of directors or other housekeeping matters, but includes any matter which may adversely affect the rights of holders of Common Shares or their right to receive distributions thereon or the timing of such distributions). If CRIIMI MAE defaults on its obligations under such agreements, Signet Bank may direct the voting of the Pledged Shares on all matters. However, Signet Bank has acknowledged that it does not have the right to vote the Pledged Shares for or against the Plan at the Meeting, and that CRIIMI MAE may vote the Pledged Shares in favor of the Plan at the Meeting. Except as described above, the voting and investment powers for the Common Shares owned by CRIIMI MAE are held solely by CRIIMI MAE.


                      EFFECT UPON TRADING AND REGISTRATION

     The Common Shares are currently traded on the New York Stock Exchange
( NYSE ).   See  Market Prices and Dividends  below.  It is expected that the
NYSE will halt trading in the Common Shares some time between announcement of the Corporation s next quarterly distribution and the date of such distribution, which is currently contemplated to be made on March 31, 1997, subject to declaration by the Board. If the Plan is approved by the shareholders, the stock transfer books of the Corporation will be permanently closed upon acceptance of the Articles of Dissolution by the Maryland State Department of Assessments and Taxation. See Proposed Plan of Liquidation -- Description of the Plan -- Dissolution , above.

     The Board anticipates that the Common Shares will remain registered under the Exchange Act. However, if the Plan is approved by the shareholders, the Corporation intends to seek relief from certain of the periodic reporting requirements of the Exchange Act.


                              CERTAIN TRANSACTIONS

     The Corporation has entered into an agreement (the Advisory Agreement ) with the Adviser under which the Adviser is obligated to provide administrative services for the Corporation, evaluate and negotiate voluntary dispositions of mortgage investments and conduct the Corporation s day-to-day affairs. Under the Advisory Agreement, the Adviser is entitled to receive annual fees based on amounts invested by the Corporation in mortgage investments and incentive fees based on proceeds of dispositions of certain mortgage investments by the Corporation. Pursuant to the Advisory Agreement, in 1996, the Corporation paid the Adviser annual fees of $382,050 and incentive fees of $568,638. In connection with the sale of mortgages in January 1997, incentive fees of $1.2 million were earned and are payable on March 31, 1997. C.R.I., Inc. ( CRI ) is the general partner of the Adviser and William B. Dockser, the Corporation s Chairman of the Board, and H. William Willoughby, the
Corporation s President and Chief Executive Officer and a director of the Corporation, are all of the shareholders and directors of CRI. Messrs. Dockser and Willoughby also own a majority of the limited partnership interest in the Adviser.

     The Advisory Agreement may be terminated by the Corporation or the Adviser solely for cause (as defined in the Advisory Agreement). If the Corporation terminates the Advisory Agreement other than for cause or the Adviser terminates the Advisory Agreement for cause, in addition to compensation otherwise due, the

Corporation would be required to pay the Adviser a fee equal to the annual fee paid or payable to the Adviser with respect to the previous fiscal year.

     On June 30, 1995, CRIIMI MAE acquired the mortgage servicing, origination and advisory businesses conducted by CRI and its affiliates, including certain of the physical assets and work force of the Adviser (the Merger ). The Adviser has continued to perform advisory services under the Advisory Agreement following the Merger. However, pursuant to a reimbursement agreement (the
 Reimbursement Agreement ) entered into in connection with the Merger between the Adviser and CRIIMI MAE Management, Inc., a wholly owned subsidiary of CRIIMI MAE (the Management Corporation ), the employees of the Management Corporation perform certain functions on behalf of the Adviser under the Advisory Agreement. Neither the Management Corporation nor CRIIMI MAE, which as of January 31, 1997 owns approximately 56.5% of the Corporation s outstanding Common Shares, receive advisory fees under the Advisory Agreement. However, commencing July 1, 1995, the Management Corporation has been reimbursed, at cost, for its employees time and expenses pursuant to the Reimbursement Agreement. During 1996, the Corporation did not reimburse CRI any amounts in connection with the Advisory Agreement and reimbursed the Management Corporation $115,920 for functions performed on the Corporation s behalf pursuant to the Reimbursement Agreement.

     The Advisory Agreement and the Reimbursement Agreement each will be carried out by the Directors after dissolution, to the extent necessary to complete the liquidation of the Corporation. However, no additional fees will be payable to the Adviser other than those payable pursuant to the disposition of the Mortgage Loans in January 1997. See Proposed Plan of Liquidation -- Reasons for the Plan , above.


             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion provides a brief summary of the principal United States Federal income tax considerations relating to the Plan of Liquidation and related transactions.

     Taxation of Shareholders in General. The amount of any cash and the fair market value of any property (including a pro rata share of the fair market value of any assets contributed to a liquidating trust, as discussed below) distributed to a shareholder in liquidation of the Corporation will in general be applied first to reduce the shareholder s basis in such shareholder s Common Shares. Any liquidating distribution in excess of the shareholder s basis will constitute capital gain if the Common Shares are held as a capital asset. If the sum of all liquidating distributions with respect to Common Shares held as a capital asset is less than the shareholder s basis therein, the difference will constitute a capital loss. A shareholder s gain or loss on liquidating distributions will be calculated separately with respect to Common Shares with different bases or holding periods. Any capital gain realized by a shareholder will be long-term capital gain if the shareholder has held the Common Shares for more than one year at the time of the liquidating distribution resulting in such gain. The long-term or short-term character of any capital loss realized by a shareholder will also be determined by reference to the shareholder s holding period ending at the time of the liquidating distribution.

     Taxation of the Corporation. The Corporation has elected to be treated under the Code as a REIT, and as indicated above, the Board currently intends to maintain such status through the final liquidating distribution. See Proposed
Plan of Liquidation -- Description of the Plan -- REIT Status.   However, no
assurance can be given that the Corporation will not lose or terminate its status as a REIT as a result of unforeseen circumstances or because the Board determines that such loss or termination is in the best interests of the Corporation and its shareholders. In general, so long as the Corporation continues to qualify as a REIT, it will be subject to tax only upon any income it does not distribute to shareholders on a current basis. The Corporation will generally be subject to federal income tax at normal corporate rates on its undistributed income and to a four percent (4%) excise tax under the Code on the amount, if any, by which eighty-five percent (85%) of its REIT taxable income (including accrued but unpaid interest income) and ninety-five percent (95%) of any net capital gain exceed the amount actually distributed to its stockholders during the year (or declared as a dividend during October, November or December of a calendar year, if distributed during the following January as ordinary income dividends). If the Corporation were to fail to qualify as a REIT during any taxable year, unless certain remedial provisions of the Code were to apply, all of its income for that taxable year would be subject to the regular corporate income tax (currently imposed at a 34% rate with respect to most income up to $10,000,000 per year), which would reduce the amount of any liquidating distributions that could be made to the Corporation s shareholders. Furthermore, if the Corporation were to fail to qualify as a REIT in any taxable year, it would not be entitled to elect REIT status during the following four years unless the disqualification were due to reasonable cause and not due to willful neglect.

     In order to maintain its status as a REIT, the Corporation must continue to satisfy various technical requirements imposed by the Code, including requirements that it derive its gross income from qualified sources, that it hold qualifying assets and that it make certain distributions to the shareholders. The Board expects that the Corporation will be able to satisfy those requirements during the liquidation process.

     As a REIT, the Corporation may be subject to a penalty tax at the rate of
100% on any net gain derived from any  prohibited transaction.   Under the Code,
 prohibited transaction means, in general, the sale of property held primarily for sale to customers in the ordinary course of business. Whether property is held for sale to customers so as to result in a prohibited transaction is a complex factual and legal issue, and while management believes that it is unlikely, no assurance can be given that the Internal Revenue Service would not characterize the gain from the sale of assets by the Corporation as income from prohibited transactions.

     Possible Use of a Liquidating Trust. In order to satisfy the distribution requirement for REIT status during the liquidation period, the Corporation must distribute all its assets within 24 months after the Effective Date. While unlikely, it is possible that the Corporation will not have completed the liquidation of all its assets within the required period. In that event, the Board might, if it determines it to be in the best interest of the Corporation and its shareholders, contribute the remaining assets to a liquidating trust and distribute to shareholders the beneficial interests therein. Upon the distribution of such beneficial interests, the Corporation would recognize gain or loss equal to the difference between the Corporation s adjusted gain in the assets contributed to the liquidating trust and the fair market value of such assets as if such assets had been sold. The shareholders would be required to recognize gain upon receipt of the liquidating trust interests to the extent the fair market value of the interests in the liquidating trust exceeds their basis in the shares in the Company they exchange for such interests. This would require shareholders to recognize gain and incur a tax liability upon the receipt of the liquidating trust interests even though they have received no cash with which to pay these taxes.

     The Board intends that any liquidating trust established with respect to assets of the Corporation qualify as a grantor trust under the Code. Shareholders of the Corporation who receive beneficial interests in a liquidating trust qualifying as a grantor trust will be deemed to own a pro rata portion of the liquidating trust s assets and will be required to report on their own Federal income tax returns their pro rata portion of any income, gain, deduction and loss realized by the liquidating trust. The long-term or short-term character of any capital gain or loss attributable to shareholders from any liquidating trust will be determined based upon a holding period commencing at the time of the acquisition by the shareholders of their beneficial interest in the liquidating trust. An individual shareholder who itemizes deductions generally will be entitled to deduct the amount of any miscellaneous itemized deductions attributed to such shareholder s from the liquidating trust only to the extent that such amount, together with the shareholder s other miscellaneous itemized deductions, exceeds two percent (2%) of such shareholder s adjusted gross income. It is possible that shareholders that are tax-exempt organizations would realize unrelated business taxable income if assets contributed to the liquidating trust (including the assets underlying the Participations) are encumbered by debt obligations, such that assets held by the liquidating trust constitute debt financed property under Section 514 of the Code.

     Special Considerations for Foreign Shareholders. The Corporation qualifies as a domestically controlled REIT under the Foreign Investment in Real Property Tax Act of 1980 ( FIRPTA ). Accordingly, a foreign shareholder of Common Shares will not be subject to United States Federal income or withholding taxes on the gain, if any, realized on the disposition of such Common Shares in the liquidation of the Corporation, unless (i) such gain is otherwise effectively connected with the conduct by such foreign shareholder of a trade or business in the United States, or (ii) in the case of gain realized by an individual foreign shareholder, the shareholder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

     If a liquidating trust is used, as described above, any gain allocable to foreign shareholders that results from the sale or exchange by the liquidating trust of United States real property interests ( USRPIs ) will be subject to Federal income tax, and distributions by the liquidating trust to foreign shareholders of the proceeds of any such sale or exchange will be subject to thirty-five percent (35%) withholding tax to the extent such distributions are attributable to such gain (although the non-U.S. holder can claim a refund from the Internal Revenue Service ( IRS ) of any excess amount withheld over the actual tax due). Certain other types of income realized by the liquidating trust also may be subject to Federal income tax or withholding tax.

     In addition, if a non-U.S. holder of beneficial interests in the liquidating trust subsequently sells USRPIs or interests in the liquidating trust (to the extent attributable to USRPIs) received in the liquidation, gains on such sales generally will be taxable as U.S. trade or business income. Therefore, non-U.S. holders generally will be taxed at the capital gain rates applicable to U.S. holders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Moreover, a buyer of such USRPI would be required to withhold ten percent (10%) of the gross purchase price paid, although the non-U.S. holder can claim a refund from the IRS of any excess amount withheld over the actual tax due.

     In order to assure that they will not be subject to Federal income tax or withholding, foreign shareholders may wish to consider disposing of their Common Shares before the Effective Date.

     THE ABOVE DISCUSSION DOES NOT ATTEMPT TO COMMENT UPON ALL TAX MATTERS THAT MAY AFFECT THE CORPORATION OR ITS SHAREHOLDERS IN THE COURSE OF THE LIQUIDATION NOR TO CONSIDER THE VARIOUS FACTS OR LIMITATIONS THAT MAY BE RELEVANT TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO THEM OF THE LIQUIDATION.


                             NONAPPROVAL OF THE PLAN

     If the shareholders do not approve the Plan, the Board currently intends to continue to transact business as a qualified REIT and to consider alternative courses of action. The Board has identified among the possible alternatives to the Plan (i) continuing operations until December 1997 or the earlier disposition of the Corporation s assets in the ordinary course of business, at which time the Corporation would seek shareholder approval for the final dissolution of the Corporation; and (ii) soliciting shareholder approval for amending the Corporation s Articles of Incorporation and investment policies to become an infinite life REIT, but for the reasons discussed under Reasons for the Plan, believes that these alternatives are less favorable to shareholders than adoption of the Plan of Liquidation.


                               DISSENTERS  RIGHTS

     Under Maryland law, shareholders of the Corporation will not have rights of appraisal or similar dissenters rights with respect to the Plan of Liquidation.

                           MARKET PRICES AND DIVIDENDS

     The Common Shares are traded on the NYSE under the symbol CFR.  On
January 31, 1997, the last reported sale price of the Common Shares on the NYSE was $1.75. As of January 31, 1997, there were 30,422,711 Common Shares outstanding held by approximately 8,800 shareholders of record. The following table sets forth the high and low sale prices of the Common Shares on the NYSE and the dividends per Common Share for the periods shown:

                                           1995
                                -------------------------------
                                Sales Price       Dividends
                                -------------------------------
                                High     Low      Per Share*
                                ----     ---      ---------
Quarter Ended
-------------
  March 31                      $5       $4 3/8   $  1.74
  June 30                        3 5/8    3 1/4      0.08
  September 30                   3 3/4    3 3/8      0.10
  December 31                    3 5/8    3 3/8      0.08
                                                  -------
                                                  $  2.00
                                                  =======

                                           1996
                                -------------------------------
                                Sales Price       Dividends
                                -------------------------------
                                High     Low      Per Share*
                                ----     ---      ---------
Quarter Ended
-------------
  March 31                      $3 7/8   $3 1/2   $  1.94
  June 30                        2 1/8    1 5/8      0.04
  September 30                   1 7/8    1 3/4      0.03
  December 31                    1 7/8    1 3/4      0.04
                                                  -------
                                                  $  2.05
                                                  =======
--------------------------------
* Dividends declared and paid for the period.



     The Corporation anticipates that it will make its regular quarterly dividend for the first quarter of 1997 on March 31, 1997, subject to declaration by the Board. The Corporation currently anticipates that following approval of the Plan it will declare a single final liquidating dividend. However, future dividends by the Corporation are subject to the discretion of the Board and would depend on the earnings of the Corporation, its financial condition and other relevant factors.


                             SELECTED FINANCIAL DATA

     Selected financial data is presented in the Corporation s audited financial statements which are included in the Corporation s Annual Report on Form 10-K for the year ended December 31, 1996, a copy of which is attached hereto as Annex B and which is incorporated herein by reference.

                     MANAGEMENT S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     For a discussion of the Corporation s financial condition and results of operations during the three most recent fiscal years, see Management s Discussion and Analysis of Financial Condition and Results of Operations in the Corporation s Annual Report on Form 10-K for the year ended December 31, 1996, a copy of which is attached hereto as Annex B and which is incorporated herein by reference.


                           BUSINESS OF THE CORPORATION

     The Corporation was formed to acquire, hold, sell, dispose of and otherwise deal with government insured mortgage loans, mortgage-backed securities and participating mortgage investments. It has been the stated intention of the Corporation to dissolve no later than December 31, 1997. For a more detailed description of the Corporation s business operations, see the discussion of the Corporation s business in the Corporation s Annual Report on Form 10-K for the year ended December 31, 1996, a copy of which is attached hereto as Annex B and which is incorporated herein by reference.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Corporation s financial statements for the fiscal year ended December 31, 1996 were audited by Arthur Andersen LLP. A representative of Arthur Andersen LLP will be present at the Meeting. This representative will have an opportunity to make a statement, and will be available to respond to questions by shareholders.


                                  OTHER MATTERS

     The Board knows of no other business which will be presented at the Meeting. If other matters properly come before the Meeting, the persons named as proxy holders will vote on them in accordance with their best judgment.

     The cost of this solicitation of proxies will be borne by the Corporation. The Corporation has retained the firm of MacKenzie Partners, Inc., to assist in the solicitation of proxies from shareholders at a fee of $10,000, plus out-of-pocket expenses. In addition to the use of the mails, some of the officers or agents of the Corporation (other than MacKenzie Partners, Inc.), for no additional compensation, may solicit proxies by telephone, facsimile or by other means. The Corporation will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Common Shares held of record by such persons and may verify the accuracy of marked proxies by contacting record and beneficial owners of the Common Shares. The Corporation will reimburse such persons for their reasonable expenses incurred in forwarding such soliciting materials.

                          1997 AND 1998 ANNUAL MEETINGS

     It is anticipated that the Corporation will be dissolved before May 1997, thus eliminating the need for Annual Meetings of Shareholders in 1997 and 1998. However, if the Corporation is not dissolved and the 1998 Annual Meeting of Shareholders is to be held, shareholders may present proposals to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting of shareholders provided such proposals are received by the Corporation no later than December 1, 1997.


                                   H. WILLIAM WILLOUGHBY
                                   Secretary



March 13, 1997

                                     Annex A

                  Plan of Complete Liquidation and Dissolution



                          PLAN OF COMPLETE LIQUIDATION
                               AND DISSOLUTION OF
                           CRI LIQUIDATING REIT, INC.


     This Plan of Complete Liquidation and Dissolution (the Plan ) of CRI Liquidating REIT, Inc., a Maryland corporation (the Corporation ), has been recommended by the Corporation s Board of Directors (the Board ) as being in the best interests of the Corporation and its shareholders. The Board has directed that this Plan be submitted to the shareholders for its adoption or rejection at a special meeting of shareholders. Upon such adoption, the Corporation shall completely liquidate and voluntarily dissolve in accordance with the laws of the State of Maryland as follows:

1. Effective Date. The effective date of the Plan (the Effective Date ) shall be the date on which it is adopted by the affirmative vote of both (a) the holders of record of a majority of the Corporation s outstanding Common Stock, par value $.01 per share (the Common Stock ), and (b) the holders of record of Common Stock other than Common Stock held by CRIIMI MAE Inc. or its affiliates.

2    Dissolution.  At such time as the Board has determined that all necessary requirements for dissolution have been satisfied under Maryland law, the appropriate officers of the Corporation immediately shall execute and cause to be filed in the State Department of Assessments and Taxation of the State of Maryland and elsewhere as may be required or deemed appropriate such documents as may be required to effectuate the dissolution of the Corporation. From and after the date such documents are accepted by the State Department of Assessments and Taxation, the Corporation will be deemed to be completely dissolved, but will continue to exist under Maryland law for the purposes of paying, satisfying and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business affairs. The directors in office at the time the Articles of Dissolution are accepted for filing shall be deemed to be trustees of the assets of the Corporation for the purposes of liquidation and shall have all powers provided to them by Section 3-410 of the Maryland General Corporation Law. The stock transfer books of the Corporation shall be permanently closed upon acceptance of the Articles of Dissolution by the Maryland State Department of Assessments and Taxation.

3. Management and Disposition of Assets. Following approval of the Plan, the Corporation shall not engage in any further business activities except for activities incident to the dissolution, liquidation and winding up of the affairs of the Corporation and such other activities incident thereto which a majority of the directors, in their sole discretion, consider to be necessary, proper and consistent with the powers granted the director-trustees by Section 3-410 of the Maryland General Corporation Law and the Plan. The Corporation shall not sell or dispose of any of its assets to CRIIMI MAE Inc., any of CRIIMI MAE Inc. s affiliates, or any other affiliate of the Corporation.

4. Provisions For Liabilities. All liabilities of the Corporation shall be paid, provided for, settled or otherwise satisfied in the manner determined by the Board. There may be set aside and retained in cash or other assets a reserve fund or reserve funds in an amount or amounts determined by the Board to be necessary for the payment of estimated liabilities, taxes and expenses, including the expenses related to the effectuation of the Plan.

5. Liquidating Trust. In the event that (a) in the opinion of the Board, it should not be feasible for the Corporation to pay, or adequately provide for, all liabilities of the Corporation (including costs and expenses incurred and anticipated to be incurred in connection with the effectuation of the Plan) at the time the final liquidating distribution is made pursuant to Section 6 hereof, or (b) the Board shall determine that it is not advisable to distribute at such time any other property held by or for the account of the Corporation

                                      - 1 -

because such property is not reasonably susceptible for distribution to shareholders or otherwise, the Corporation shall transfer and assign to a liquidating trust designated by the Board (the Liquidating Trust ) sufficient cash and property to pay or adequately provide for all such debts and liabilities and such other property as the Board shall have determined is appropriate. The Liquidating Trust shall be constituted pursuant to a Liquidating Trust Agreement in such form as the Board may approve, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to shareholders of the non-transferrable beneficial interests therein shall constitute a part of the final liquidating distribution by the Corporation to the shareholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Corporation. From and after the date of the Corporation s transfer of cash and property to the Liquidating Trust, (i) the Corporation shall have no interest of any character in and to any such cash and property and (ii) all of such cash and property shall thereafter by held by the Liquidating Trust solely for the benefit of and ultimate distribution to the Corporation s shareholders, subject to any unsatisfied debts, liabilities and expenses.

6. Distributions to Shareholders. The assets of the Corporation which, in the opinion of the Board, no longer need be retained as a reserve fund to meet liabilities, shall, subject to Section 4 hereof, be distributed to the shareholders on a pro rata basis, with each share of Common Stock sharing equally with respect to distributions at the times and under the conditions determined by the Board. The Board shall make such provisions, if any, as it may deem appropriate regarding the surrender and transfer of the share certificates in connection with the making of distributions hereunder.

7. REIT Status. In the course of the liquidation, the Board shall have the authority to terminate the Corporation s status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, if the Board determines that such action is in the best interests of the Corporation and its shareholders.

8. Authorization of Board. On and after the Effective Date, the directors then in office shall become trustees of the Corporation s assets for the purposes of collecting and distributing the Corporation s assets, applying them to the payment, satisfaction and discharge of the existing debts and obligations of the Corporation, including the necessary expenses of liquidation, and the director-trustees may, by majority vote, distribute the remaining assets among the shareholders, carry out the contracts of the Corporation, sell all or any part of the assets of the Corporation at public or private sale, sue or be sued in their own names as trustees or in the name of the Corporation and undertake all other acts consistent with law and the Corporation s Articles of Incorporation necessary and proper to liquidate the Corporation and wind up its affairs.

9. Indemnification. The obligation of the Corporation to indemnify and reimburse its directors, officers, employees or affiliates pursuant to applicable law and/or Article VII, Section 1 of the Corporation s Bylaws or otherwise shall survive the liquidation and dissolution of the Corporation and may be satisfied only out of the assets of any reserve fund or Liquidating Trust which has assumed the liability of the Corporation therefor or the proceeds of insurance therefor, but not from distributions to shareholders.

10. Modification and Abandonment. The Board may modify or amend this Plan if it determines that such action would be in the best interests of the Corporation and its shareholders. In the event that a modification or amendment appears necessary and will, in the judgment of the Board, materially and adversely affect the interests of the shareholders, such amendment or modification will be submitted to the shareholders for approval by both (a) the shareholders holding a majority of the Common Shares then outstanding and entitled to vote thereon and (b) the shareholders holding a majority of the Common Shares then outstanding and entitled to vote thereon excluding votes cast by CRIIMI MAE Inc.

                                      - 2 -

or its affiliates. The Board may abandon this Plan without shareholder approval at any time if it determines that abandonment would be in the best interests of the Corporation or its shareholders.


                                      - 3 -



                                     Annex B

       Annual Report on Form 10-K for Fiscal Year ended December 31, 1997


     Incorporated herein by reference to Corporation s Annual Report on Form 10-K dated February 19, 1997.


                           CRI LIQUIDATING REIT, INC.

           Proxy for Special Meeting of Shareholders on April 23, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of CRI Liquidating REIT, Inc. appoints William B. Dockser and H. William Willoughby, and each of them, with full power of substitution, as proxy to vote all shares of the undersigned in CRI Liquidating REIT, Inc. at the Special Meeting of Shareholders to be held on April 23, 1997 and at any adjournments thereof (the Special Meeting ), with like effect and as if the undersigned were personally present and voting, upon the following matters:

     1.   The proposed Plan of Complete Liquidation and Dissolution.
               For            Against             Abstain

     2. Such other matters as may properly come before the Special Meeting at the discretion of the proxy holders.





PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (1) FOR PROPOSAL 1 AND (2) FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AT THE DISCRETION OF THE PROXY HOLDERS.

                                            Dated:________________________, 1997


                                              __________________________________
                                            Signature of Shareholder


                                              __________________________________
                                            Signature of Shareholder

                              SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such, and if the signer is a corporation, please sign with the full corporate name by a duly authorized officer. If stock is held in the name of more than one person, all named holders must sign the proxy.


PLEASE VOTE AT ONCE.  It is important.



                                      - 5 -